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                                                                   EXHIBIT 2.2


                             STOCKHOLDER AGREEMENT

                           DATED AS OF July 11, 1996

                                 BY AND BETWEEN

                         SALTON/MAXIM HOUSEWARES, INC.

                                      AND

                        WINDMERE-DURABLE HOLDINGS, INC.


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                             STOCKHOLDER AGREEMENT

         This Stockholder Agreement (this "Agreement") is entered into as of July 11, 1996 by and between Salton/Maxim Housewares, Inc., a Delaware corporation (the "Company"), and Windmere-Durable Holdings, Inc., a Florida corporation (the "Purchaser").

         A. The Purchaser and the Company have entered into that certain Stock Purchase Agreement dated as of February 27, 1996, (the "Stock Purchase Agreement") pursuant to which the Purchaser is acquiring certain shares of the Common Stock of the Company, par value $.01 per share (the "Common Stock").

         B. As a result of the transactions contemplated by the Stock Purchase Agreement, the Purchaser will be a significant stockholder of the Company.

         C. It is a condition to the transactions contemplated by the Stock Purchase Agreement and the desire of the Purchaser and the Company that this Agreement be entered into to establish certain terms and conditions concerning the Purchaser's investment in the Company and the Company's corporate governance.

         NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, and covenants set forth in this Agreement, the Purchaser and the Company hereby agree as follows:


                                   ARTICLE 1.
                                  DEFINITIONS

         Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings set forth below.

         "AFFILIATE" of a party means any person or entity controlling, controlled by, or under common control with, such party. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise.

         "BENEFICIALLY OWNED" shall have the meaning provided in Rule 13d-3 under the Exchange Act.

         "BOARD" means the Board of Directors of the Company.

         "BROKERS' TRANSACTIONS" means brokers' transactions within the meaning of Rule 144 of the Securities Act, or any successor rule.

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         "COMMERCIAL AGREEMENTS" means those certain agreements between the
Company and the Purchaser relating to various commercial relationships as contemplated by the Stock Purchase Agreement and entered into prior to the date
hereof.                         .

         "COMMISSION" means the Securities and Exchange Commission.

         "CONFIDENTIALITY AGREEMENTS" means those certain Confidentiality Agreements between the Purchaser and the Company, each dated January 15, 1996.

         "DIRECTOR" means a member of the Board.

         "EQUITY SECURITY" means Voting Stock and any options, warrants, convertible securities, or other rights to acquire Voting Stock.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "GUARANTY" means that certain Guaranty between all of the Purchaser's domestic subsidiaries and the Company.

         "INDEPENDENT DIRECTOR" means a Director who is not (apart from such directorship) an Affiliate, officer, employee, agent, holder of 5% or more of the voting securities, consultant or partner of the Purchaser or the Company or any Affiliate of either of them or of any entity that was dependent on the Purchaser or the Company or any Affiliate of either of them for more than five percent (5%) of its revenues or earnings in its most recent fiscal year.

         "LAPSE EVENT" means the sale, transfer or other disposition by Leonhard Dreimann or David Sabin of more than an aggregate of 450,000 shares of Common Stock Beneficially Owned by such persons; provided, however that a Lapse Event shall not occur upon (i) any pro rata distribution by Dominator Investors Group of shares of Common Stock to its stockholders; (ii) any sale, transfer or other disposition of shares of Common Stock to any person or entity if the shares held by such person or entity are Beneficially Owned by Leonhard Dreimann or David Sabin; or (iii) any sale, transfer or other disposition of shares of Common Stock Beneficially Owned by Leonhard Dreimann or David Sabin upon such person's death to such person's heirs, executors, legal representatives or trustees.

         "NOTE" means that certain promissory note due on the fifth anniversary of the date hereof, issued by the Purchaser to the Company in the principal amount of $10,847,620.





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         "PUBLIC OFFERING" means an underwritten public offering of securities of the Company pursuant to an effective registration statement under the Securities Act.

         "PURCHASER INTEREST" means, as of any date, the percentage of the Total Voting Power Beneficially Owned by the Purchaser and its Affiliates on such date.

         "REGISTRATION RIGHTS AGREEMENT" means that certain Registration Rights Agreement between the Purchaser and the Company dated the date hereof.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SECURITY AGREEMENTS" means those certain Security Agreements between the Purchaser and its domestic subsidiaries, on the one hand, and the Company, on the other hand, dated the date hereof.

         "STANDSTILL PERIOD" means the period of three years after the date hereof.

         "THIRD PARTY" means any person (including a "person" as defined in Section 13(d)(3) of the Exchange Act) or entity other than the Purchaser, any Affiliate of the Purchaser or any group including the Purchaser or any of its Affiliates.

         "TOTAL VOTING POWER" means, at any date, the total number of votes that may be cast in the election of directors of the Company at any meeting of stockholders of the Company held on such date assuming all shares of Voting Stock were present and voted at such meeting, other than votes that may be cast only by one class or series of stock (other than Common Stock) or upon the happening of a contingency.

         "TRANSACTION DOCUMENTS" means this Agreement, the Stock Purchase Agreement, the Note, the Security Agreements, the Guaranty, the Registration Rights Agreement, the Commercial Agreements, amendments thereof, and all schedules and exhibits hereto and thereto.

         "VOTING STOCK" means Common Stock and all other securities of the Company, if any, entitled to vote generally in the election of Directors.


                                   ARTICLE 2.
                             ACQUISITION OF SHARES

         2.1. STANDSTILL. From the date hereof until the end of the Standstill Period, neither the Purchaser nor any of its





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Affiliates shall directly or indirectly acquire or offer to acquire Beneficial
Ownership of any Equity Securities or interest therein except as set forth in Sections 2.1.1, 2.1.2, 2.1.3 and 2.1.4.

                 2.1.1. Purchase Right Upon Option Exercises. The Purchaser shall have the right to purchase shares of Voting Stock pursuant to the option set forth in Section 1.01 of the Stock Purchase Agreement.


                 2.1.2.  Purchases to Restore Previous Purchaser Interest.
From and after the date hereof until such time as the Purchaser Interest has been less than 30% for a period of at least ten (10) consecutive days, in the event at any time or from time to time the number of outstanding shares of Voting Stock is increased for any reason through the issuance of additional shares (other than through the issuance of shares upon the exercise of stock options outstanding on the date hereof), including, without limitation, upon exercise of stock options (granted after the date hereof) or upon conversion or exchange of convertible securities, or as consideration for acquisition of any corporation or other entity or business or division thereof, but excluding any shares of Voting Stock issued pursuant to stock splits or stock dividends issued or distributed proportionately on all outstanding shares of Voting Stock, then in connection with each such issuance the Purchaser and/or its Affiliates shall have the right, but not the obligation, to purchase in the open market at any available price, up to such number of additional shares of Voting Stock as may then be necessary solely as a result of such issuance to restore the Purchaser Interest to the same percentage of the Total Voting Power as existed immediately prior to such increase in the number of outstanding shares of Voting Stock. The Company shall notify the Purchaser of, and provide the Purchaser with an accurate and complete description of, any event that has caused the rights of the Purchaser and/or its Affiliates to acquire or offer to acquire Equity Securities under this Section 2.1.2 to become exercisable within 15 days following the end of each fiscal quarter of the Company. The purchase right set forth in this Section 2.1.2 shall be exercisable at any time and from time to time until 90 days after the Purchaser's receipt of notice of such issuance.

                 2.1.3. Third-Party Offers. From and after the date hereof until such time as the Purchaser Interest has been less than 30% for a period of at least ten (10) consecutive days, in the event any Third Party shall make an offer to acquire a 20% or greater interest in Equity Securities, the Purchaser and/or its Affiliates shall be permitted to make a competing offer, and acquire Equity Securities pursuant thereto, subject to and in accordance with the following:





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                 (a)      If the Third Party offer is approved or recommended
by a majority vote of the Company Directors (as defined in Section 4.2), then the Purchaser shall have the right to make a competing offer and to acquire Equity Securities pursuant to such competing offer, provided that (1) the competing offer complies with Section 2.1.3(b), (2) the competing offer is made prior to the earliest to occur of withdrawal, termination or consummation of the Third Party offer, and (3) if the Third Party offer is withdrawn or terminated without being consummated before the Purchaser acquires Equity Securities pursuant to the competing offer, a majority of the Company Directors determine in good faith that such Third Party offer was withdrawn or terminated primarily as a result of the Purchaser's competing offer having superior terms to or a substantially greater likelihood of success than such Third Party offer.

                 (b)      Any competing offer by the Purchaser pursuant to this
Section 2.1.3 shall be, as nearly as possible, for an identical amount of securities and at a price per share no lower than and on terms no less favorable than are offered by the Third Party. In the event the consideration offered in any Third Party offer shall consist of securities or property other than cash, the competing offer by the Purchaser may in the Purchaser's discretion be for cash in an amount per share not less than the fair market value of the consideration offered by the Third Party as determined by a majority of the Company Directors.

                 2.1.4. Company Directors' Approval. The Purchaser and/or its Affiliates may purchase Common Stock in any transactions approved by a majority of the Company Directors.

                 2.1.5. ACQUISITIONS AFTER STANDSTILL PERIOD. After the Standstill Period, the Purchaser shall not acquire or offer to acquire any Equity Securities if, as the result of or after giving effect to such acquisition, the Purchaser Interest (calculated as though Beneficial Ownership of Voting Stock includes shares of Voting Stock that the Purchaser has the right to acquire (other than pursuant to this Agreement) as described in subsection (d)(1)(i) of Rule 13d-3 under the Exchange Act without regard to the 60-day limit set forth therein) would exceed the Purchaser Interest (calculated in the same manner) as existed on the last day of the Standstill Period, except pursuant to a tender offer and/or merger which would result in the Purchaser and/or its Affiliates owning 100% of the Equity Securities.





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                                   ARTICLE 3.
                               TRANSFER OF SHARES

         The Purchaser and its Affiliates shall not sell or otherwise transfer any Equity Securities Beneficially Owned by such persons or any interest therein, except as follows:

         3.1. AFFILIATES. The Purchaser may transfer any or all Equity Securities Beneficially Owned by the Purchaser to an Affiliate of the Purchaser.

         3.2. PUBLIC OFFERINGS AND BROKERS' TRANSACTIONS. From and after the earlier of (i) the third anniversary of the date hereof and (ii) a Lapse Event, the Purchaser and/or any of its Affiliates may sell any or all Equity Securities Beneficially Owned by such persons in one or more Public Offerings or in Brokers' Transactions if the Purchaser and/or its selling Affiliates invoke and follow or require participating underwriters or brokers to invoke and follow appropriate and reasonable procedures (subject to the prior approval of a majority of the Company Directors, which shall not be unreasonably withheld) designed to prevent the sale of such Equity Securities to any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) that would, after giving effect to its acquisition of such Equity Securities, Beneficially Own or have the right to acquire more than seven percent (7%) of the Total Voting Power.

         3.3. PRIVATE TRANSACTIONS. From and after the earlier of (i) the third anniversary of the date hereof and (ii) a Lapse Event, the Purchaser and/or any of its Affiliates may sell any or all Equity Securities Beneficially Owned by such persons in one or more transactions not requiring registration under the Securities Act provided that such sale is not to any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) that would, after giving effect to its acquisition of such Equity Securities, Beneficially Own or have the right to acquire more than seven percent (7%) of the Total Voting Power.

         3.4. COMPANY DIRECTORS' APPROVAL. The Purchaser and/or any of its Affiliates may sell any or all Equity Securities Beneficially Owned by such persons in any transaction or transactions approved by a majority of the Company Directors.

         3.5. RESTRICTIVE LEGENDS. A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company. Upon original issuance thereof and until such time as the same is no longer required hereunder or under any applicable law, any certificate issued representing any shares of Common Stock issued to the Purchaser and all certificates issued upon transfer (except for transfers in accordance with Section 3.2) or in exchange or substitution





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therefor in accordance with this Article shall bear the following restrictive legend:

         THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF ("TRANSFERRED") UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS SUCH TRANSFER IS EXEMPT FROM REGISTRATION OR IS OTHERWISE IN COMPLIANCE WITH THE ACT.

         THE TRANSFER OF THE SHARES EVIDENCED BY THIS CERTIFICATE IS SUBJECT TO THE RESTRICTIONS ON TRANSFER PROVIDED FOR IN THE STOCKHOLDER AGREEMENT, DATED JULY 11, 1996, BETWEEN SALTON/MAXIM HOUSEWARES, INC. AND THE STOCKHOLDER, AS FROM TIME TO TIME IN EFFECT, A COPY OF WHICH IS ON FILE AT THE EXECUTIVE OFFICES OF SALTON/MAXIM HOUSEWARES, INC. AND WILL BE FURNISHED WITHOUT CHARGE TO THE HOLDER OF SUCH SHARES UPON WRITTEN REQUEST TO SALTON/MAXIM HOUSEWARES, INC. NO SUCH TRANSFER WILL BE EFFECTIVE UNLESS AND UNTIL THE TERMS AND CONDITIONS OF SUCH STOCKHOLDERS' AGREEMENT HAVE BEEN COMPLIED WITH IN FULL AND NO PERSON MAY REQUEST SALTON/MAXIM HOUSEWARES, INC. TO RECORD THE TRANSFER OF ANY SHARES IF SUCH TRANSFER IS IN VIOLATION OF SUCH STOCKHOLDERS' AGREEMENT.

         THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON VOTING PROVIDED FOR IN THE STOCKHOLDERS' AGREEMENT AND NO VOTE OF SUCH SHARES THAT CONTRAVENES SUCH AGREEMENT SHALL BE EFFECTIVE.

         The certificates representing shares of Common Stock Beneficially Owned by the Purchaser (including, without limitation, all certificates issued upon transfer or in exchange thereof or substitution therefor in accordance with this Article) shall also bear any legend required under any other applicable laws, including state securities or blue sky laws. The Company may make a notation on its records or give instructions to any transfer agents or registrars for such shares in order to implement the restrictions on transfer set forth in this Article. The Company shall not incur any liability for any refusal or delay in recognizing any transfer of shares of Common Stock if the Company in good faith reasonably believes that such transfer may have been or would be in violation of the provisions of applicable law or this Agreement.

         3.6. CONTINUING RESTRICTIONS. In the event that Purchaser transfers any Equity Securities or any interest therein to an Affiliate of the Purchaser pursuant to Section 3.1, (i) the Purchaser shall notify such Affiliate of the provisions set forth in this Article and Articles 4 and 5 hereof and shall be





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responsible for any breach by such Affiliate of those provisions and (ii) so long as any such Equity Securities are Beneficially Owned by such Affiliate, the provisions of this Article shall apply to any sale or transfer of the capital stock or other equity interests of such Affiliate or of the Purchaser such that the Purchaser and such Affiliates would cease to be Affiliates. In the event the Purchaser sells any Equity Securities to a person or entity pursuant to Section 3.3, such person or entity shall enter into an agreement with the Company agreeing to be bound by the provisions of this Article and Articles 4 and 5 hereof and succeeding to the registration rights with respect to the Equity Securities transferred as provided in the Registration Rights Agreement.


                                   ARTICLE 4.
                              BOARD REPRESENTATION

         4.1.  PURCHASER DESIGNEES.

                 4.1.1. Directors. At all times and from time to time after the date hereof, the Purchaser shall have the right to designate that number of Directors (the "Purchaser Directors") which will result in the total number of Purchaser Directors being equal to the product (rounded up to the nearest whole number) of (i) the total number of Directors then on the Board, and (ii) the Purchaser Interest at that time; provided that in no event shall the number of Purchaser Directors exceed the number of Company Directors at any time (it being the intent of the parties that upon consummation of the transactions contemplated by the Stock Purchase Agreement, the number of Directors which the Purchaser shall be entitled to designate pursuant to this Section 4.1.1 shall equal 50% of the total number of Directors then on the Board).

                 4.1.2. Purchaser Directors. Any Purchaser Director shall not serve as a Director if such person shall be prohibited from serving as a Director under applicable law, including antitrust law. At least one of the Purchaser Directors shall qualify as an independent director in accordance with Nasdaq National Market rules.

         4.2. COMPANY DIRECTORS. At all times and from time to time after the date hereof, the Board shall include at least four (4) Directors who are not designated by the Purchaser (the "Company Directors"). The "Company Directors" shall initially be Leonhard Dreimann, David Sabin, Bert Doornmalen and Frank Devine; provided that any replacement or additional Company Directors shall be elected pursuant to Section 4.5 hereof. At least one of the Company Directors shall qualify as an independent director in accordance with Nasdaq National Market rules.





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         4.3.  ADDITIONAL AGREEMENTS.

                 4.3.1. By the Company. The Company shall from time to time use its best efforts to increase the number of Directors constituting the Board and/or obtain resignations from Directors (other than the Purchaser Directors and the Company Directors required by Section 4.2) as may be required to ensure that there will at all times be sufficient Board seats available to accommodate the full number of Directors that the Purchaser is then entitled to designate pursuant to Section 4.1. The Company shall promptly and at all times use its best efforts, and take all such actions as may be appropriate for the election to the Board of the Purchaser designees selected pursuant to Section 4.1, and the Company Directors. Such actions shall include, without limitation, the solicitation of proxies for the election of such persons at each regular or special meeting of stockholders of the Company at which Directors are to be elected, or pursuant to any written consent solicited in lieu of such a meeting.

                 4.3.2. By the Purchaser. The Purchaser and its Affiliates shall vote all Voting Stock Beneficially Owned by them at each regular or special meeting of the Company's stockholders at which Directors are to be elected, or pursuant to any written consent solicited in lieu of such a meeting, in favor of election to the Board, and shall otherwise use their best efforts to cause the appointment or election to the Board, and to maintain as Directors the Company Directors, consistently with this Article 4. If the number of Directors that the Purchaser is entitled to designate pursuant to
Section 4.1 is at any time and for any reason (including, without limitation, the resignation or removal of any Company Director) fewer than the number of Purchaser Directors then serving on the Board, the Purchaser shall promptly obtain resignations from such of its Purchaser Directors (chosen by the Purchaser) as may be required to cause the number of Purchaser Directors serving on the Board to be equal to the number of Directors that the Purchaser is then entitled to designate.

                 4.3.3. By the Purchaser and the Company. Names of all Director nominees designated by the Purchaser or by those Directors of the Company not designated by the Purchaser shall be furnished to the Purchaser and the Company (a) in the case of election of Directors at an annual meeting or otherwise pursuant to a vote of the Company's stockholders, in time to be included in the proxy materials related to such election, and (b) at least ten
(10) days prior to election or appointment of Directors by the Board. The Company and the Purchaser agree that (a) the Purchaser Directors and the Company Directors shall be classified, with respect to the time for which they severally hold office, into three classes as nearly as equal in number as possible as determined by the Board; and (b) the Purchaser





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Directors, on the one hand, and the Company Directors, on the other hand, will be divided among the three classes as equally as possible.

         4.4. COMMITTEES. The Purchaser shall be entitled to designate that number of the Purchaser Directors to serve on each committee of the Board so that such Purchaser Directors constitute the same percentage (rounded up to the next whole number) of such committee as is on the Board; provided that in no event shall the number of Purchaser Directors serving on a committee exceed the number of Company Directors serving on such committee. With respect to the audit committee, any Purchaser Director designee shall, as a condition to membership thereon, meet all requirements imposed by the rules of any national securities exchange, or the Nasdaq National Market, on which the Common Stock may then be listed or quoted. With respect to the compensation committee, any Purchaser Director designees shall, as a condition to membership thereon, qualify as "disinterested" within the meaning of Rule 16b-3 under the Exchange Act or any similar rule then in effect.

         4.5. VACANCIES. If any Purchaser Director or Purchaser Director nominee shall decline to serve on, resign or be removed from, or for any other reason be unable to serve on the Board or any committee thereof, the vacancy resulting therefrom shall be filled in accordance with the Company's Certificate of Incorporation and Bylaws and this Article 4 by another person designated by the Purchaser pursuant to Section 4.1. If any Company Director or Company Director nominee shall decline to serve on, resign or be removed from, or for any other reason be unable to serve on the Board or any committee thereof, or if the size of the Board is increased the vacancy resulting therefrom shall be filled in accordance with the Company's Certificate of Incorporation and Bylaws and this Article 4 by a person designated by a majority of the then Company Directors. This Section 4.5 shall not operate to allow the Purchaser or the Company Directors to designate a greater percentage of Directors or committee members than it or they would be entitled to designate hereunder but for this Section 4.5.


                                   ARTICLE 5.
                               CERTAIN COVENANTS

         5.1. PROXY SOLICITATIONS. Neither the Purchaser nor its Affiliates shall, directly or indirectly, (a) solicit, initiate or participate in any "solicitation" of "proxies" or become a "participant" in any "election contest" (as such terms are defined or used in Regulation 14A under the Exchange Act, disregarding clause (iv) of Rule 14a-1(1)(2) and including any exempt solicitation pursuant to Rule 14a-2(b)(1)); call, or in any way participate in a call for, any special meeting of





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stockholders of the Company (or take any action with respect to acting by written consent of the Company's stockholders); request, or take any action to obtain or retain any list of holders of any securities of the Company; or initiate or propose any stockholder proposal or participate in the making of, or solicit stockholders for the approval of, any stockholder proposal; (b) deposit any Voting Stock in a voting trust or subject any Voting Stock to any voting agreement or arrangements, except as provided herein and except that this Section 5.1 (b) shall not prohibit any such arrangement solely among the Purchaser and its wholly-owned subsidiaries; (c) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of Exchange
Act) with respect to any Voting Stock (or any securities the ownership of which would make the owner thereof a Beneficial Owner of Voting Stock ); (d) seek Board representation or the removal of any Company Directors or a change in the composition or size of the Board (other than as necessary to obtain the Board representation to which it is entitled hereunder); (e) take any action, or disclose any intent, purpose, plan or proposal, with respect to this Agreement, the Company or its Affiliates or the Board, management, policies, affairs, securities or assets of the Company or its Affiliates that is inconsistent with this Agreement, including any action, intent, purpose, plan or proposal that is conditioned on, or would require the Company or any of its Affiliates to make any public disclosure relating to, any such action, intent, purpose, plan, proposal or condition; or (f) assist, advise, encourage or act in concert with any person with respect to, or seek to do, any of the foregoing. Notwithstanding the generality of the foregoing, nothing herein shall (x) prevent the Purchaser or its Affiliates from voting their respective shares, or taking such other action as it may deem necessary or appropriate, to cause the election as Directors of those persons the Purchaser is entitled to designate pursuant to Section 4.1, (y) prevent the Purchaser from taking any action which the Board of Directors of the Purchaser in good faith, based upon the advice of outside counsel, determines is required by the fiduciary obligations of the Purchaser as a stockholder of the Company to the Company's other stockholders or (z) prohibit or restrict any action taken by the Purchaser or any of its Affiliates in connection with the exercise of the rights of the Purchaser and its Affiliates specifically permitted by this Agreement.

         5.2. VOTING. Except as specifically otherwise set forth herein, the Purchaser and its Affiliates shall vote any Voting Stock Beneficially Owned by them in connection with any matter or proposal submitted to a vote of the Company stockholders but not sponsored or supported by the Board either (a) in accordance with the recommendation of a majority of the Board, or (b) in the absence of a recommendation of a majority of the Board, then proportionately in accordance with the votes of all stockholders of the Company who have voted with respect to such matter or





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proposal; provided that except as otherwise set forth herein (including Article
4), the Purchaser and its Affiliates may vote any Voting Stock Beneficially Owned by them in connection with any such matter or proposal in their sole discretion so long as the Purchaser is not entitled to designate, and has not designated, 50% of the total number of Directors then serving on the Board pursuant to the terms of this Agreement. The Purchaser and its Affiliates shall vote any Voting Stock Beneficially Owned by them in connection with any regular or special meeting of stockholders or in any written consent executed in lieu of such a meeting to (a) ensure that the Company's Certificate of Incorporation and Bylaws do not at any time conflict with any provisions of this Agreement and (b) otherwise carry out the provisions of this Agreement, including, without limitation, voting to remove any Purchaser Director if the number of Directors that the Purchaser is entitled to designate pursuant to
Section 4.1 is fewer than the number of Purchaser designees then serving on the Board. The Purchaser and its Affiliates shall be present in person or represented by proxy at all stockholder meetings of the Company called by the Company so that all Voting Stock of which they are the Beneficial Owner may be counted for the purpose of determining the presence of a quorum at such meetings.

         5.3. MATERIAL TRANSACTIONS. At all times that the Purchaser Interest is less than 100%, neither the Purchaser nor any of its Affiliates shall engage in any material transaction with the Company or any of its subsidiaries unless such transaction has been approved by a majority of the Company Directors or, in the case of a series of related transactions, is in accordance with guidelines approved by a majority of the Company Directors. For purposes of this Section 5.3, "material transaction" shall mean (i) any amendment to, termination of, or waiver of any provision of, this Agreement or, any of the other Transaction Documents that have been executed and delivered and (ii) any transaction between the Company or any of its subsidiaries and the Purchaser or any of its Affiliates, or any transaction (other than a transaction of the type described in Section 2.1.3 or Section 2.1.4) between the stockholders of the Company, in their capacity as stockholders, and the Purchaser or any of its Affiliates, including, without limitation: (a) any sale of all or substantially all of the assets of the Company or any of its subsidiaries or any business division or operation of the Company or any of its subsidiaries, (b) any issuance of Voting Stock or other securities by the Company or any of the Company's subsidiaries, (c) any transaction including any related transactions involving payments, the incurrence of obligations, or transfers of assets, and
(d) any merger or other business combination involving the Purchaser and/or any of its Affiliates; provided, that "material transaction" shall not include any
(i) transaction in accordance with the terms of the Transaction Documents or
(ii) other transaction (including any related





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

transactions) involving payments by or obligations or transfer of property of the Company with an aggregate value less than $100,000.


                                   ARTICLE 6.
                                 MISCELLANEOUS

         6.1. TERMINATION. Article 4 and Article 5 of this Agreement and the rights and obligations of the Purchaser and the Company thereunder shall terminate at the first time after the date hereof that the Purchaser Interest shall have been less than fifteen percent (15%) for a period of at least thirty
(30) consecutive days.

         6.2. GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be governed by, construed under and enforced in accordance with, the laws of the State of Delaware without regard to its conflict-of-laws principles. The Purchaser and the Company agree that (i) any legal action or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby shall be brought only in the courts of the State of Delaware or Federal courts of the United States of America sitting in Delaware, (ii) each irrevocably submits to the jurisdiction of each such court, and (iii) any summons, pleading, judgment, memorandum of law, or other paper relevant to any such action or proceeding shall be sufficiently served if delivered to the recipient thereof by certified or registered mail (with return receipt) at its address set forth in Section 6.4. Nothing in the proceeding sentence shall affect the right of any party to proceed in any jurisdiction for the enforcement or execution of any judgment, decree or order made by a court specified in said sentence.

         6.3. SPECIFIC PERFORMANCE. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specifications or were otherwise breached. It is accordingly agreed that each of the parties hereto shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement by the other and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they may be entitled by law or equity.

         6.4. NOTICES. Any notice required or permitted to be given under this Agreement shall be written, and may be given by personal delivery, by cable, telecopy, telex or telegram (with a confirmation copy mailed as follows), by Federal Express, United Parcel Service, DHL, or other reputable commercial delivery service, or by registered or certified mail, first-class postage prepaid, return receipt requested. Notice shall be deemed given upon actual receipt. Mailed notices shall be addressed as follows, but each party may change address by written notice in accordance with this paragraph.

         To the Company:                   Salton/Maxim Housewares, Inc.
                                           550 Business Center Drive
                                           Mount Prospect, Illinois 60056
                                           Attention: Chief Executive Officer
                                           Fax:  (708) 803-8080

         with a copy to:                   Sonnenschein Nath & Rosenthal
                                           8000 Sears Tower
                                           Chicago, Illinois  60606
                                           Attention: Neal Aizenstein, Esq.
                                           Fax:  (312) 876-7934


         To the Purchaser:                 Windmere Corporation
                                           5980 Miami Lakes Drive
                                           Miami Lakes, Florida  33014-9867
                                           Attention: Chief Executive Officer
                                           Fax:  (305) 364-0502


         with a copy to:                   Greenberg, Traurig, Hoffman,
                                           Lipoff, Rosen & Quentel, P.A.
                                           1221 Brickell Avenue
                                           Miami, Florida  33131
                                           Attention:  Andrew Hulsh, Esq.
                                           Fax:  (305) 599-0717


         6.5. WAIVER. Subject to Section 5.3 hereof, each party hereto may in its sole discretion (i) extend the time for the performance of any of the obligations or other acts of the other party hereunder or (ii) waive compliance by the other party with any of the agreements or conditions contained herein. No term or provision hereof shall be deemed waived and no breach hereof excused unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented (in the case of the Company, by a majority of the Company Directors so waiving or consenting). No waiver hereunder shall apply or be construed to apply beyond its expressly stated terms. No failure to exercise and no delay in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No failure to insist upon strict performance of any term or provision of this Agreement, or to exercise any right hereunder, shall be construed as a waiver or as a relinquishment of such term, provision, or right.

         6.6. SUCCESSORS, ASSIGNMENT; PARTIES IN INTEREST AND THIRD PARTY BENEFICIARIES. Except as otherwise expressly provided herein, this Agreement and the rights hereunder may not be assigned by the Purchaser or the Company without the prior written consent of the other party, which may be given or withheld in the other party's discretion. This Agreement shall be binding upon and inure solely to the benefit of the Purchaser and the Company and their respective successors and permitted assigns, and except as provided in this
Section 6.6, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Whenever this Agreement provides for a majority of the Company Directors to make a determination or otherwise take any action, any Company Director who abstains from making such determination or taking such action based upon the advice of counsel that such Director is not a disinterested Director shall not be counted for purposes of determining whether a majority of the Company Directors shall have made such determination or taken such action. In the event the Company Directors shall not be in office or the Company has failed to seek enforcement of its rights under this Agreement despite a demand by the Company Directors that the Company do so, the present and future holders of Beneficial Ownership of Voting Securities (other than the Purchaser and its Affiliates) are intended third party beneficiaries of this Agreement and any such person may take such action as may be deemed necessary or appropriate to enforce the rights and obligations arising pursuant to this Agreement or to obtain the benefits intended to be conferred hereby.

         6.7. ENTIRE AGREEMENT. This Agreement, together with the other Transaction Documents and the Confidentiality Agreements, constitutes the entire agreement between the Purchaser and the Company with respect to the subject matter hereof and thereof and the transactions contemplated hereby and thereby and supersedes all prior or contemporaneous, written or oral agreements or understandings with respect thereto. The provisions of the Confidentiality Agreements shall continue in effect after the date hereof except that Sections 8 and 9 thereof shall terminate upon the date hereof.

         6.8. AMENDMENT. Subject to Section 5.3 hereof, this Agreement may be amended only to the extent permissible under applicable law and only by a written instrument executed and delivered by a duly authorized officer of the Purchaser and a duly authorized officer of the Company.

         6.9. SEVERABILITY. The provisions set forth in this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable in any jurisdiction, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and shall remain valid and enforceable in such jurisdiction, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         6.10. CUMULATION OF REMEDIES. All remedies available to any party for breach or non-performance of this Agreement are cumulative and not exclusive of any rights, remedies, powers or privileges provided by law, and may be exercised concurrently or separately, and the exercise of any other remedy shall not be deemed an election of such remedy to the exclusion of other remedies.

         6.11. FAIR CONSTRUCTION. This Agreement shall be deemed the joint work product of the Purchaser and the Company without regard to the identity of the draftperson, and any rule of construction that a document shall be interpreted or construed against the drafting party shall not be applicable.

         6.12. HEADINGS; REFERENCES. Headings used in this Agreement are inserted as a matter of convenience and for reference, do not constitute a part of this Agreement for any other purpose, and shall not affect the interpretation or enforcement hereof or thereof.

         6.13. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


SALTON/MAXIM HOUSEWARES, INC.                    WINDMERE-DURABLE HOLDINGS, INC.
a Delaware corporation                           a Florida corporation


By:                                              By:
    -------------------------                        --------------------

Name:                                            Name:
      -----------------------                          ------------------
Title:                                           Title:
      -----------------------                          ------------------